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                                                                         2.n.(i)

                                November 9, 1995

AJL PEPS Trust
c/o The Bank of New York
101 Barclay Street
New York, NY 10286


        Re:  Registration Statement on Form N-2
             Registration No. 33-61915

Ladies and Gentlemen:

        We have acted as tax counsel to the AJL PEPS Trust (the "Trust") in connection with the registration of its Premium Exchangeable Participating Shares (the "PEPS"). In connection therewith, we have prepared the discussion set forth under the caption "Federal Income Tax Considerations" (the "Discussion") in the Prospectus (the "Prospectus") that is part of Amendment No.4 to the Registration Statement on Form N-2 (Registration No. 33-61915) filed by the Trust with the Securities and Exchange Commission on November 9, 1995.

        We hereby confirm our opinion as set forth in the Discussion. In rendering our opinion, we have examined (i) the form of Amended and Restated Trust Agreement Constituting AJL PEPS Trust, (ii) the forms of Purchase Agreement and (iii) the forms of Collateral Agreement included as exhibits to the Registration Statement, and have assumed that the obligations contemplated thereunder will be performed in accordance with their terms.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Federal Income Tax Considerations" in the Prospectus. The issuance of such

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AJL PEPS TRUST                         2                       November 9, 1995


consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

                                       Very truly yours,


                                       Davis Polk & Wardwell